Execution Copy



                                  WizKids, LLC

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of this ___ day of July, 2003, between WizKids, LLC, a Delaware limited liability company (the "Company"), Jordan Weisman (the "Executive"), and, for the purposes of Sections 3(d) and 6(f) only, The Topps Company, Inc. ("Topps"), a Delaware corporation.

                                R E C I T A L S:
                                - - - - - - - -

     WHEREAS, the Company believes that the future growth, profitability and success of the Company's business will be enhanced by its employment of the Executive; and

     WHEREAS, the Company desires to employ the Executive, and the Executive has indicated his willingness to be so employed, on the terms and conditions set forth herein.

     NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     Capitalized terms not otherwise defined herein shall have the same meaning as set forth in that certain Agreement and Plan of Merger, dated as of June 23, 2003, by and among Wizkids, LLC, Topps, Topps Enterprises, Inc., Topps Finance, Inc. and, solely in his capacity as member representative thereunder, the Executive (the "Merger Agreement").

     Section 1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Executive shall serve as Chief Executive Officer of the Company and, in such capacity, shall report directly to such person as has been designated by the sole member of the Company (the "Member"), provided that such designee shall be an Executive Vice President of Topps, and shall have such duties as are typically performed by a Chief Executive Officer of a company, together with such additional duties, commensurate with the Executive's position as Chief Executive Officer of the Company, as may be assigned to the Executive from time to time by the Direct Report. On the date hereof, such designee of the Member shall be Scott A. Silverstein. The Executive understands and agrees that he may be required to travel from time to time for business reasons; provided, however, that the Executive shall not be required to take more than two (2) trips per month to New York, with such trips no longer than ten (10) total days per month, including transit days, and no more than eighty (80) total days per year.

     Section 2. Term. Unless terminated pursuant to Section 6 hereof, the term of the Executive's employment hereunder shall commence on the Closing Date (as defined in the Merger Agreement) and shall continue during the period ending on the fourth (4th) anniversary of the Closing Date (the "Employment Term").

     Section 3. Compensation. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

     (a) Salary. The Company shall pay to the Executive a salary (the "Salary") of $250,000 per annum, payable in accordance with the payroll practices of the Company as the same shall exist from time to time. The Salary shall be reviewed for increase (but not decrease) on an annual basis coinciding with the fiscal year end of the Company.

     (b) Annual Bonus. During the Employment Term, in lieu of participation in any bonus plan made available to Topps or Company executives, in the sole discretion of the Member, the Executive shall be eligible to receive an annual cash bonus (the "Bonus").

     (c) Sales Bonus.

          (i) During the Employment Term, no later than forty-five (45) days following the end of each fiscal year, provided that the Company's operating profits are at least fifteen percent (15%) of net sales, the Company shall deposit in an escrow account, pursuant to an escrow agreement, substantially in the form attached hereto as Exhibit A, an amount equal to two percent (2%) of net sales of the Company for such one-year period in excess of $35 million. As soon as practicable following the end of each fiscal year, Company shall provide Executive with an accounting of the Company's operating profits and net sales. Any amount deposited (A) in respect of Topps' fiscal year ending February 29, 2004 shall be prorated based upon the number of days the Executive is employed by the Company during the period beginning on the Closing Date and ending on last day of such fiscal year, and (B) in respect of fiscal year ending February 29, 2008 shall be prorated based upon the number of days the Executive is employed beginning on March 1, 2007 and ending on the fourth anniversary of the Closing Date. To calculate the sales bonus for the two pro-rated years the Company will follow the following steps: for each month that is part of the partial-year, the Company will look to the same month in the two preceding years and determine what percentage of annual sales were made in that particular month; the average of these percentages will be used to calculate the amount of the $35 Million annual sales target hurdle that must be met in order for the Executive to be eligible for a sales bonus for that month; assuming that the hurdle is met, Executive shall receive two percent (2%) of sales above that hurdle amount.

          (ii) In the event that the Executive's employment hereunder is terminated by the Company without Cause (other than by reason of death or Disability) or by the Executive with Good Reason, the Company shall continue to deposit such amount into escrow, as if the Executive's employment had not terminated, and the Employment Term had instead expired on the fourth anniversary of the Closing Date. In the event that that the Executive's employment hereunder is terminated by reason of the Executive's death or Disability, the amount deposited into escrow for the year in which such termination occurs shall be prorated based on the number of days the Executive was employed during the applicable one-year period.



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

          (iii) Provided that (A) the Executive is continuously employed by the Company through the fourth anniversary of the Closing Date, or (B) prior to the fourth anniversary of the Closing Date, the Executive's employment has been terminated by reason of the Executive's death or Disability, by the Company without Cause, or by the Executive with Good Reason, the amounts escrowed pursuant to this Section 3(c) shall be released to the Executive within thirty (30) days of the fourth anniversary of the Closing Date. If, prior to the fourth anniversary of the Closing Date, the Executive's employment has been terminated by the Company for Cause, or by the Executive without Good Reason, the amounts escrowed pursuant to this
     Section 3(c) shall be released to the Company as of the date of such termination, and the Executive shall have no further rights with respect to such escrowed amounts.

          (d) Options. On the Closing Date, Topps shall grant the Executive an option to purchase 200,000 shares of common stock of Topps, at an exercise price equal to the Fair Market Value (as such term is defined in the Topps' 2001 Stock Incentive Plan) on the Closing Date. The option shall be vested as to 50,000 shares as of the date hereof, and shall vest as to an additional 50,000 shares on each of the first, second and third anniversaries of the Closing Date and shall otherwise be subject to the terms and conditions of the Company's Topps' 2001 Stock Incentive Plan and a stock option agreement entered into between the parties hereto, containing customary terms for similarly situated employees of Topps.

          (e) Benefits. In addition to the Salary and Bonus, if any, the Executive shall be entitled to participate in the health, life insurance, pension and other benefit plans and programs provided to executives of the Company on terms no less favorable than those available to such executives. The Executive shall also be entitled to the same number of holidays, sick days and other benefits as are generally allowed to executives of the Company in accordance with the Company policy in effect from time to time. The Executive shall be entitled to four (4) weeks of vacation each year.

     Section 4. Exclusivity. During the Employment Term, the Executive shall devote his full time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Direct Report in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company and (ii) engage in personal investing activities; provided, the activities set forth in clauses (i) or (ii), either singly or in the aggregate, shall not interfere in any material respect with the services to be provided by the Executive hereunder. In addition, during the Employment Term, the Executive shall be entitled to devote up to five percent (5%) of his full business time in order to continue to engage in business activities with respect to Myriad Entertainment, Inc. (the "Myriad Activities"); provided, that, such Myriad Activities do not violate the provisions of Section 7(a) hereto, and provided, further, that in the event Myriad Entertainment, Inc. ("Myriad") engages in any games business other than with respect to branching audio-based games (which shall not include video), the Executive shall no longer engage in the Myriad Activities. A detailed description of the Myriad Activities is set forth on Schedule A, attached hereto.



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

     Section 5. Reimbursement for Expenses. The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items, in accordance with the Company's expense reimbursement policy, as the same may be modified by the Company from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

     Section 6. Termination.

     (a) Death. The Executive's employment shall automatically terminate upon his death and, upon such event, the Executive's estate shall be entitled to receive the amounts specified in Section 6(f) below.

     (b) Disability. If the Executive is unable to perform the duties required of him under this Agreement because of illness, incapacity or physical or mental disability, the Employment Term shall continue, and the Company shall pay all compensation required to be paid to the Executive hereunder, unless the Executive is unable to perform the duties required of him under this Agreement for an aggregate of one hundred twenty (120) days (whether or not consecutive) during any twelve- (12-) month period during the term of this Agreement, in which event the Executive's employment shall terminate.

     (c) Cause. The Company may terminate the Executive's employment at any time, with or without Cause. In the event of termination pursuant to this
Section 6(c) for Cause, the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the action constituting Cause. Termination of the Executive's employment hereunder shall be effective upon delivery of such notice of termination. For purposes of this Agreement, "Cause" shall mean: (i) the Executive's failure (except where due to a disability contemplated by subsection (b) hereof), neglect or refusal to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by the Executive within thirty (30) days of receipt by the Executive of written notice from the Company of such failure, neglect or refusal, which notice shall specifically set forth the nature of such failure, neglect or refusal; (ii) the Executive continues to devote more than five percent (5%) of his full business time (on a monthly basis) on Myriad Activities, thirty (30) days after receiving from the Company written notice that it believes the Executive has exceeded the amount of time spent on Myriad Activities that is permitted under Section 4; provided, however, the Company shall not be required to provide any notice in the event that notice under this subsection (ii) has been given to the Executive in two prior instances; (iii) the Executive's material breach of this Agreement; (iv) any willful or intentional act of the Executive that has the effect of injuring the reputation or business of the Company or its affiliates in any material respect; (v) any continued or repeated absence of the Executive from the Company, unless such absence is (A) approved or excused by the Member in writing or (B) is the result of the Executive's illness, disability or incapacity (in which event the provisions of Section 6(b) hereof shall control); (vi) the Executive's use of illegal drugs or repeated drunkenness; (vii) conviction of the Executive for the commission of a felony; (viii) the Executive's indictment, conviction or admission of any crime involving dishonesty or moral turpitude;
(ix) the commission by the Executive of an act of fraud, embezzlement or malfeasance against the Company or any of its affiliates; or (x) intentional damage to any property of the Company.



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

     (d) Good Reason.

          (i) The Executive may terminate his employment for "Good Reason," (defined below) but only if the Company receives written notice from the Executive describing in detail the specific nature of the action constituting Good Reason, and such action is not corrected by the Company within thirty (30) days of receipt of such notice (the "Cure Period"). Such notice must be given to the Company within ninety (90) days of the action allegedly constituting Good Reason. The date of termination of the Executive's employment under this Section 6(d) shall be the effective date of any resignation specified in writing by the Executive, which may not be less than thirty (30) days after receipt by the Company of written notice of such resignation, provided that such resignation shall not be effective and the action constituting Good Reason shall be deemed to have been cured if such action is corrected by the Company during the Cure Period.

          (ii) The Executive acknowledges that the business of the Company is subject to the control of the Member and that the proper exercise by the Member of its authority shall not constitute Good Reason under Section 6(d)(iii) below.

          (iii) For purposes of this Agreement, subject to the proviso below, "Good Reason" means (i) the failure by the Company to pay to the Executive the compensation due to him under this Agreement; (ii) the failure by the Company to allow the Executive to participate in the Company's employee benefit plans generally available from time to time to executives of the Company; (iii) without the Executive's prior written consent, relocation of the Executive's principal business location more than twenty five (25) from its current location; (iv) any change of the Executive's title or material change in the Executive's duties; or (v) the failure of any successor to all or substantially all of the business and/or assets of the Company to assume this Agreement; provided, however, that "Good Reason" shall not include (x) a termination of the Executive's employment hereunder pursuant to Sections 6(b) or (c) hereof, or (y) any change in the Executive's title in connection with any internal reorganization involving the Company, provided, that following any such change in title, the Executive's duties with respect to the business of the Company remain substantially the same as his duties as they existed immediately prior to such internal reorganization, whether or not the Company actually survives any such internal reorganization, and provided that the Company and Executive mutually agree upon the new title to be used.

     (e) Resignation. The Executive shall have the right to terminate his employment other than for Good Reason upon ninety (90) days' prior written notice to the Company.

     (f) Payments. In the event the Executive's employment terminates for any reason, the Company shall pay to the Executive all amounts accrued but unpaid hereunder through the date of termination in respect of Salary, Bonus or unreimbursed expenses. In the event the Executive's employment is terminated by the Company without Cause or by the Executive with Good Reason, in addition to the amounts specified in the foregoing sentences (i) the Executive shall continue to receive the Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination periodically, in accordance with the Company's prevailing payroll practices, for the shorter of (A) the remainder of the Employment Term, or (B) twelve (12) months following the date of such termination (the "Severance Term") and (ii) a portion of the Bonus, if any, that would have been payable to the Executive hereunder for the Topps' fiscal year in which termination of employment occurred, prorated based upon the number of days Executive is actually employed during such fiscal year and (iii) to the extent permissable under the Company's health plans, the Executive shall continue to receive during the Severance Term any health benefits provided to him as of the date of such termination in accordance with Section 3(c) hereof.

     (g) Liquidated Damages for Early Termination. The parties hereto agree that the Executive's execution of this Agreement is a material inducement of Topps entering into the Merger Agreement, and that the Executive's termination of employment by the Company for Cause or by the Executive without Good Reason prior to the fourth anniversary of the Closing Date would result in material harm to Topps and the Company, the dollar value of which is uncertain. Therefore, the Executive agrees that in the event his employment hereunder is terminated by the Company for Cause or by the Executive without Good Reason prior to the fourth anniversary of the Closing Date, the Executive shall pay Topps an amount as liquidated damages equal to the Liquidated Damages Amount. The Executive shall secure the Liquidated Damages Amount by equity securities, and the parties will enter into a security agreement, on terms mutually agreeable, pursuant to which the parties will secure the obligations of the Executive under this subsection (g). For purposes of this Section 6(g), the term "Liquidated Damages Amount" shall be calculated as follows:

          (i)  If  Executive's   employment   terminates   prior  to  the  first
     anniversary of the Closing Date, the Liquidated Damages Amount shall equal $2,000,000;

          (ii) If Executive's employment terminates on or following the first anniversary of the Closing Date, but prior to the second anniversary of the Closing Date, the Liquidated Damages Amount shall equal $1,500,000;

          (iii) If Executive's employment terminates on or following the second anniversary of the Closing Date, but prior to the third anniversary of the Closing Date, the Liquidated Damages Amount shall equal $1,000,000; and

          (iv) If Executive's employment terminates on or following the third anniversary of the Closing Date, but prior to the fourth anniversary of the Closing Date, the Liquidated Damages Amount shall equal $500,000.

     (h) Survival of Operative Sections. Upon any termination of the Executive's employment, the provisions of Sections 6(f), 6(g) and 7 through 17 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.



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     Section 7.  Restrictive  Covenants.  The  Executive  acknowledges  that the agreements and covenants contained in this Section 7 are essential to protect the value of the Company's business and assets and, by his ownership interest in and past employment with the Company and its predecessors, and by his continued employment with the Company and its subsidiaries pursuant to the terms of this Agreement, the Executive has obtained and will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment. The Executive further acknowledges that, as consideration for the agreements and covenants contained in this Section 7, in addition to the amounts he is entitled to receive under this Agreement, the Executive is receiving amounts in connection with the sale of his interest in the Company as set forth in the Merger Agreement.

     (a) No Competing Employment. The Executive agrees that during the Employment Term, and for the period ending on the later of (A) the fifth anniversary of the Closing Date or (B) two years after the date of termination of the Executive's employment with the Company for any reason (the "Restricted Period"), with respect to any State in which the Company is engaged in business during the Employment Term, he shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business activities of the type undertaken or expressly contemplated to be undertaken by the Company or any of its subsidiaries or predecessors as of the date of this Agreement or at any time during the Employment Term. The parties agree that Executive shall not be deemed to be competing with the
Company if he participates or engages in activities related to filmed entertainment, provided that the Company derived less than ten percent (10%) of its annual revenue from filmed entertainment in the fiscal year immediately preceding Executive's termination. The parties further agree that Executive shall not be deemed to be competing with the Company if he participates or engages in activities related to non-game fiction, provided that the Company derived less than ten percent (10%) of its annual revenue from non-game fiction in the fiscal year immediately preceding Executive's termination.

     (b) No Interference. During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company or its subsidiaries, or otherwise directly interfere with the relationship of the Company or its subsidiaries with any person who, to the knowledge of the Executive, is employed by or otherwise engaged to perform services for the Company or its subsidiaries (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent twelve- month period, a customer or client, of the Company, its predecessors or any of its subsidiaries. The placement of any general classified or "help wanted" advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 7(b) unless the Executive's name is contained in such advertisements or solicitations.



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     (c)  Nondisclosure of Confidential  Information.  Except in connection with his employment hereunder, the Executive shall not disclose to any person or entity or use, either during the Employment Term or at any time thereafter, any information not in the public domain or generally known in the industry, in any form, acquired by the Executive while employed by the Company or any predecessor to the Company's business or, if acquired following the Employment Term, such information which, to the Executive's knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its subsidiaries or affiliates, relating to the Company, its subsidiaries or affiliates, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts,
plans  (business,   technical  or  otherwise),   customer  and  industry  lists,
correspondence,   internal  reports,  personnel  files,  sales  and  advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any subsidiaries or affiliates thereof. The Executive agrees and acknowledges that all such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with the performance of his duties for the Company, and shall return to the Company all files,
correspondence   and/or  other   communications   received,   maintained  and/or
originated by the Executive during the course of his employment.

     Section 8. Work Product/Business Opportunities.

     (a) The Executive shall comply with all Company policies concerning use of equipment provided by the Company. Regardless of whatever is or may be stated in those policies, use of equipment provided by the Company for activities that are permitted under Section 4 of this Agreement shall not be deemed to violate this Agreement.

     (b) The Executive acknowledges that all ideas, discoveries, programs, systems, methods, interfaces, protocols, databases, creations, artwork, articles, programming, processes, designs, inventions or improvements, including without limitation any contribution by the Executive to published works, whether or not capable of being patented or copyrighted, conceived by the Executive while employed by the Company, whether or not during regular working hours, provided that they are either related in some manner to the business (present and contemplated) of the Company or are conceived or made on the time of the Company or with the use of the Company's facilities or materials (the "Work Product"), was produced or prepared or will be produced or prepared within the scope of the Executive's employment by the Company.



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

     (c) The Executive agrees that all Work Product, all derivatives thereof, and the Executive's contributions thereto shall be considered "works made for hire" as contemplated in the U.S. Copyright Act, as amended. If any portion of the Work Product is not ruled to be a "work made for hire," the Executive hereby assigns and transfers all right, title and interest in and to such Work Product, including, without limitation, the right to use same in any and all versions of the Work Product and in any other works in any media published or licensed by the Company and the right to recover for past or future infringements thereof, to the Company and its successors and assigns, absolutely and forever. The Executive further acknowledges that, unless the Company otherwise agrees in writing, the Executive shall have no personal interest in or right to use the Work Product.

     (d) The Executive warrants and represents that, to the best of his knowledge, the Work Product produced by him in connection with his employment by the Company will be original, and that such Work Product will not violate or infringe any copyright, trademark, right of privacy or publicity or other proprietary right of any person, or constitute libelous, obscene or unlawful matter.

     (e) The Executive shall deliver promptly to the Company upon termination of his employment by the Company or at any other time the Company may so request, all memoranda, notes, documentation, equipment, files, flowcharts, program listings, data listings, records, reports and other tangible manifestations of Work Product (and all copies thereof), that he may then possess or have under his control.

     (f) The Executive will not, without the prior written consent of the Company, directly or indirectly, own an interest in, operate, join, control, or participate in, or be connected in any capacity with any entity providing services, receiving compensation for services or selling products in direct or indirect competition with the Company during the period that the Executive renders service to the Company.

     (g) The Executive shall, unless the Company otherwise agrees in writing, and without additional compensation: (A) promptly disclose to the Company all Work Product and business opportunities related to the present or contemplated business of the Company ("Business Opportunities"); (B) assign to the Company, upon request, the entire rights to all Work Product and Business Opportunities;
(C) give testimony in support of his inventorship or creation in any appropriate case; and (D) execute such other documents and take such other action as the Company may request to protect the rights of the Company in any such Work Product and Business Opportunities, including without limitation, such patent, trademark and copyright applications as may be necessary or desirable in the sole discretion of the Company to obtain, maintain, protect or vest in the Company the entire right, title and interest in and to the Work Product. Notwithstanding clause (B) above, Schedule B, attached hereto, sets forth all current Business Opportunities which the parties agree shall in no event be assigned to the Company.

     Section 9. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Sections 7 and 8 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there would be no adequate remedy at law, that it would not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Sections 7 or 8 hereof, restraining the Executive from engaging in activities prohibited by Sections 7 or 8 hereof and providing other relief as may be required specifically to enforce any of the covenants in Sections 7 or 8 hereof. In addition to the remedies the Company may seek and obtain pursuant to Section 9 of this Agreement, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of any of the covenants contained in Sections 7(a) or 7(b) hereof.

     Section 10. Representations and Warranties of the Executive. The Executive represents and warrants to the Company as follows:

     (a) This Agreement, upon execution and delivery by the Executive, will be duly executed and delivered by the Executive and (assuming due execution and delivery hereof by the Company) will be the valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Executive will (i) require the approval or consent of any governmental body or of any other person or (ii) conflict with or result in any breach or violation of, or constitute (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive. Without limiting the generality of the foregoing, the Executive is not a party to any non-competition, non-solicitation, no-hire or similar agreement that restricts in any way the Executive's ability to engage in any business or to solicit or hire the employees of any person.

     The  representations  and  warranties  of the  Executive  contained in this
Section 11 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     Section 11. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, the Executive's heirs and the personal representatives of the Executive's estate; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to any of its subsidiaries or affiliates, but in such event such assignee shall expressly assume all obligations of the Company hereunder, and the Company shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

     Section 12. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company's behalf by the Member. No waiver by either of the parties hereto of its rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

     Section 13. Severability and Governing Law. The Executive acknowledges and agrees that the covenants set forth in Sections 7 and 8 hereof are reasonable and valid in all respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

     Section 14. Notices.

     (a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

          (i) if to the Executive, at 6705 240th Way NE Redmond, WA, 98053, with a copy to Rosemary Daszkiewicz at Cairncross & Hempelmann, P.S., 524 Second Ave., Suite 500, Seattle, WA 98104, or at such other address as the Executive may have furnished the Company in writing,

          (ii) if to the Company, at 11040 Main Street, Suite 100, Bellevue, WA 98004, marked for the attention of the Member, or at such other address as it may have furnished in writing to the Executive, with copy to Holly K. Youngwood, Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019.

          (b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

          Section 15. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

          Section 16. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

          Section 17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                        WizKids, LLC


                                        By:  ________________________
                                        Name:
                                        Title:



                                         By:  _________________________
                                                 Jordan Weisman





                                        TOPPS COMPANY, INC., solely with
                                        respect to Sections 3(d) and 6(f)
                                        of the Agreement.

                                        By:  ____________________________
                                        Name:
                                        Title:

                                    EXHIBIT A
                            FORM OF ESCROW AGREEMENT

                                   SCHEDULE A
                    DESCRIPTION OF MYRIAD BUSINESS ACTIVITIES



     Myriad provides telephone based entertainment, both digital and analog, and is an interactive marketing services agency. Myriad is not currently providing any services to any of Topps' competitors, and will not do so in the future.

                                   SCHEDULE B
                             BUSINESS OPPORTUNITIES
                           NOT ASSIGNED TO THE COMPANY

     Executive has an agreement with Dreamworks to serve as Executive Producer to a film project, tentatively titled "Crimson Skies." This will not be assigned to the Company.

     Executive owns or has owned Bleep Books LLC and Spin Pin LLC. The projects owned by these entities are not assigned to Company.

     Executive holds a controlling interest in a game store in Redmond, Washington. This interest will not be assigned to the Company.

     Executive owns a corporate entity called 2B Enterprises, LLC which is currently dormant. This will not be assigned to the Company.